EXHIBIT 3.1C

                            Certificate of Amendment
                                     to the
                          Certificate of Incorporation
                                       of
                          Hertz Technology Group, Inc.

      The undersigned, being the Chairman, President and Chief Executive Officer of Hertz Technology Group, Inc. (the "Corporation") hereby certifies that:

      FIRST: The name of the Corporation is Hertz Technology Group, Inc.

      SECOND: The Certificate of Incorporation was filed with the Secretary of State on June 18, 1996.

      THIRD: The Certificate of Incorporation is hereby amended to effect a one-for-three reverse stock-split of the issued and outstanding shares of the Corporation's Common Stock, par value $.001 per share.

      FOURTH: To accomplish the foregoing amendment, Article FOURTH is hereby amended to add the following language at the end thereof:

            "At 9:00 a.m. Eastern Standard Time on the date this Amendment to the Certificate of Incorporation of the corporation is filed with the Secretary of the State of Delaware and becomes effective, each three (3) shares of common stock $0.001 par value per share of the corporation (the "Old Common Stock"), issued and outstanding or held in the treasury of the corporation immediately prior to the effectiveness of such filing, shall be combined, reclassified and changed into one (1) fully paid and nonassessable share of common stock $0.001 par value per share ("Common Stock").

            Each holder of record of a certificate or certificates for one or more shares of the Old Common Stock shall be entitled to receive as soon as practicable, upon surrender of such certificate or certificates, a certificate or certificates representing shares of Common Stock to which such holder shall be entitled pursuant to the provisions of the immediately preceding paragraph. Any certificate for one or more shares of the Old Common Stock not so surrendered shall be deemed to represent one share of the Common Stock for each three (3) shares of the Old Common Stock previously represented by such certificate.

            No fractional share of Common Stock or scrip representing fractional shares shall be issued upon such combination and reclassification of the Old Common Stock into shares of Common Stock. Instead of there being issued any fractional shares of Common Stock which would otherwise be issuable upon such combination and reclassification, the corporation shall round the number of shares to be received up to the nearest whole number of shares."

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      FIFTH: The foregoing amendment was adopted by the Board of Directors of the Corporation at a special meeting held on September 4, 1998; and pursuant to ss.228 of the General Corporation Law by the written consent of a majority of the shares of Old Common Stock entitled to vote thereon, held in accordance with the provisions of ss.242 of the General Corporation Law.

      IN WITNESS WHEREOF, this Certificate is subscribed as of this 2nd day of November, 1998 by the undersigned who affirms under penalties of perjury that the statements contained herein are true and correct.


                                      /s/  Eli E. Hertz
                                      ------------------------------------------
                                      Eli E. Hertz, Chairman, President & C.E.O.


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